Exhibit 99.1

World Acceptance Corporation Reports Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 28, 2016--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine months ended December 31, 2015.

Net income for the third quarter decreased 20.2% to $14.8 million compared to $18.5 million for the same quarter of the prior year. Net income per diluted share decreased 15.5% to $1.70 in the third quarter of fiscal 2016 compared to $2.01 in the prior year quarter.

The Company did not repurchase any shares in the third quarter of fiscal 2016. However, the Company benefited from the 1.4 million shares repurchased during fiscal 2015. The prior year repurchases resulted in a reduction in the Company’s weighted average diluted shares outstanding of 7.5% when comparing the two nine month periods. Excluding unvested restricted shares, there were 8.7 million shares outstanding as of December 31, 2015.

Total revenues decreased to $139.7 million for the third quarter of fiscal 2016, a 6.1% decrease over the revised $148.7 million reported for the third quarter last year. Revenues from the 1,243 offices open throughout both quarterly periods decreased by 6.3%. Interest and fee income decreased 4.2%, from a revised $132.5 million to $126.9 million in the third quarter of fiscal 2016 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 21.0% to $12.8 million in the third quarter of fiscal 2016 compared with $16.2 million in the third quarter of fiscal 2015. The decrease was related to a $1.9 million decrease in insurance revenue and a $1.5 million decrease in other income compared with the third quarter of fiscal 2015. Insurance is primarily down due to a decrease in loans where our insurance products are available to the customer. Other income is down primarily due to a decrease in World Class Buying Club income of $820,000, which is a result of no longer offering the program as of March 31, 2015.

Accounts in the US that were 61 days or more past due increased to 5.1% on a recency basis and to 6.8% on a contractual basis at December 31, 2015, compared to 4.5% and 6.1%, respectively, at December 31, 2014. The increase in US delinquencies was partially off-set by improvements in delinquencies in our Mexican business. On a consolidated basis, accounts that were 61 days or more past due increased to 5.2% on a recency basis and to 7.2% on a contractual basis at December 31, 2015, compared to 5.0% and 6.7%, respectively, at December 31, 2014. As a result of the higher delinquencies, our allowance to net loans in the US has increased from 8.9% at December 31, 2014 to 9.3% at December 31, 2015.

Net charge-offs as a percentage of average net loans on an annualized basis decreased from 15.5% to 14.6% when comparing the two quarterly periods. The provision for the quarter decreased $2.9 million dollars quarter over quarter. The lower provision benefited from a $3.2 million decrease in net charge-offs, slower loan growth quarter over quarter, and improved delinquencies in Mexico partially off-set by higher delinquencies in the US.

General and administrative expenses amounted to $71.6 million in the third fiscal quarter, a 5.4% decrease over the revised $75.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from a revised 50.9% during the third quarter of fiscal 2015 to 51.2% during the current quarter. G&A expenses per average open office decreased by 8.4% when comparing the two fiscal quarters. G&A expense decreased primarily due to a decrease in personnel costs. Specifically, share based compensation decreased approximately $2.5 million and overtime expense decreased $600,000. Further, regular payroll remained relatively flat, despite increasing the branch count over the last twelve months.

Interest expense for the third quarter increased $1.1 million compared to the third quarter of the prior year despite a 13.1% decrease in the average debt outstanding due to a 37.3% increase in the effective rate. The Company has reduced its outstanding debt by $80 million as of December 31, 2015 compared to December 31, 2014. This is a result of not repurchasing shares during the fiscal year as well as a decrease in loans outstanding.

The Company’s third quarter effective income tax rate increased to 42.2% compared with 35.6% in the prior year’s third quarter. The increase is due to the reversal of a judge’s opinion on a tax position taken in one of the states in which we operate.

Gross loans decreased to $1.22 billion as of December 31, 2015 a 3.4% decrease from the $1.26 billion of loans outstanding as of December 31, 2014. Gross loans in the US decreased 3.4%, and gross loans in Mexico decreased 4.4% in US dollars due to an unfavorable move in exchange rates. Gross loans in Mexico increased 12.3% in Mexican pesos. The shift in the mix of our loan portfolio leveled off over the past 12 months and at December 31, 2015 consisted of 61.9% small loans, 37.9% larger loans and 0.2% sales finance. This is compared to 61.2%, 37.9% and 0.9% at December 31, 2014. Additionally, the overall 3.4% decrease in loan balances resulted from a 3.8% decrease in the number of accounts outstanding offset by a 0.4% increase in average balances outstanding. The number of loans to first time and former borrowers was approximately 172,000 during the current quarter, which is down 2.7%, or 4,700 borrowers, compared to the same quarter of the prior fiscal year.

Other key return ratios for the third quarter included an 11.9% return on average assets and a return on average equity of 31.7% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 145,000 accounts and approximately $95.0 million in gross loans outstanding in Mexico. While this represents a 4.4% decrease in loan balances in US dollars over the last year, Mexico’s ledger increased 12.3% in Mexican pesos over December 31, 2014. Annualized net charge-offs as a percent of average net loans decreased from 16.4% in fiscal 2015 to 12.5% during the current fiscal year. Additionally, our 61+ day delinquencies were 6.6% and 12.0% on a recency and contractual basis, respectively, as of December 31, 2015, a change from 10.8% and 14.4%, respectively, as of December 31, 2014. Excluding intercompany charges, pretax earnings amounted to $7.0 million, a 4.0% decrease over the $7.3 million in pretax earnings during the first nine months of fiscal 2015.

Nine-Month Results

For the first nine-months of the fiscal year, net income decreased 7.6% to $57.6 million compared with $62.3 million for the nine-months ended December 31, 2014. Fully diluted net income per share decreased 0.1% to $6.63 in fiscal 2016 compared with $6.64 for the first nine-months of fiscal 2015.

Total revenues for the first nine-months of fiscal 2016 declined 6.7% to $413.3 million compared with a revised $442.8 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 12.8% during the first nine-months of fiscal 2015 to 13.4% for the first nine-months of fiscal 2016.

Other Matters

On December 16, 2015, the Consumer Financial Protection Bureau (“CFPB”) issued a compliance bulletin stating that “First-party and third-party debt collectors may run a heightened risk of committing unfair acts or practices in violation of the Dodd-Frank Act when they conduct in-person debt collection visits, including to a consumer's workplace or home.” While the Company is confident that its policies and procedures around in-person visits would prevent unfair practices, the Company ceased all in-person visits effective December 18, 2015.

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,350 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/12707. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; whether the Company can successfully implement its CEO succession and transition plans; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Interest & fees	$126,870	132,464	373,673	394,602
Insurance & other	12,826	16,240	39,660	48,214
Total revenues	139,696	148,704	413,333	442,816
Expenses:
Provision for loan losses	35,440	38,293	99,226	105,347
General and administrative expenses
Personnel	42,920	46,303	125,584	144,403
Occupancy & equipment	10,546	10,404	32,969	30,841
Advertising	7,961	7,747	14,541	14,338
Intangible amortization	131	176	407	566
Other	10,022	11,009	29,083	30,494
	71,580	75,639	202,584	220,642
Interest expense	7,149	6,038	19,891	17,628
Total expenses	114,169	119,970	321,701	343,617
Income before taxes	25,527	28,734	91,632	99,199
Income taxes	10,775	10,245	34,062	36,880
Net income	$14,752	18,489	57,570	62,319
Diluted earnings per share	$1.70	2.01	6.63	6.64
Diluted weighted average shares outstanding	8,694	9,209	8,687	9,391

Consolidated Balance Sheets
(unaudited and in thousands)

		December 31,	March 31,	December 31,
		2015	2015	2014
ASSETS
Cash		$20,942	38,339	16,778
Gross loans receivable		1,219,209	1,110,145	1,262,618
Less: Unearned interest & fees		(337,504)	(297,402)	(344,993)
Allowance for loan losses		(84,489)	(70,438)	(85,019)
Loans receivable, net		797,216	742,305	832,606
Property and equipment, net		23,314	25,907	26,059
Deferred income taxes		41,037	37,345	41,382
Goodwill		6,121	6,121	6,121
Intangibles		3,038	3,364	3,430
Other assets		15,308	12,750	11,973
		$906,976	866,131	938,349

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		511,935	501,150	591,950
Income tax payable		4,412	18,204	6,002
Accounts payable and accrued expenses		27,759	31,209	27,327
Total liabilities		544,106	550,563	625,279
Shareholders' equity		362,870	315,568	313,070
		$906,976	866,131	938,349

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Expenses as a percent of total revenues:
Provision for loan losses	25.4%	25.8%	24.0%	23.8%
General and administrative expenses	51.2%	50.9%	49.0%	49.8%
Interest expense	5.1%	4.1%	4.8%	4.0%

Average gross loans receivable	1,180,643	1,216,642	1,156,062	1,180,154

Average net loans receivable	855,911	886,374	840,004	860,311

Loan volume	$752,229	$778,453	$2,117,004	$2,206,283

Net charge-offs as percent of average loans	14.6%	15.5%	13.4%	12.8%

Return on average assets (trailing 12 months)	11.9%	11.2%	11.9%	11.2%

Return on average equity (trailing 12 months)	31.7%	33.2%	31.7%	33.2%

Offices opened (closed) during the period, net	4	21	30	43

Offices open at end of period	1,350	1,314	1,350	1,314

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer